Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30085, 333-57028, 333‑131341, 333-131658, 333-158214, and 333-190261) of Ecology and Environment, Inc. of our report dated June 29, 2015, with respect to the statements of net assets available for benefits of Ecology and Environment, Inc. 401(k) Plan as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, and the related supplemental schedule as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of Ecology and Environment, Inc. 401(k) Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 29, 2015